Registration No. 333 - ___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RAM ENERGY RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-0700684

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5100 East Skelly Drive, Suite 650 Tulsa, OK 74135

(Address of principal executive offices) (zip code)

RAM ENERGY RESOURCES, INC.

2006 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

John L. Cox, Vice President RAM Energy Resources, Inc. 5100 East Skelly Drive, Suite 650 Tulsa, OK 74135 (918) 663-2800

(Name, address and telephone number of agent for service)

Copies of Correspondence to:

David J. Ketelsleger

McAfee & Taft A Professional Corporation

10th Floor, Two Leadership Square

Oklahoma City, Oklahoma 73102

(405) 235-9621

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee[1]
Common Stock, Par Value $0.0001 per share	2,400,000	$5.10	$12,240,000	$1,309.68[2]

1Estimated pursuant to Rules 457(c) and (h) solely for the purposes of computing the registration fee based upon the average of the high and low prices of RAM Energy Resources, Inc. common stock, as reported on the NASDAQ Capital Market on September 12, 2006.

2An aggregate of $1,286.57 was paid in connection with the filing of a Form S-8 by RAM Energy Resources, Inc. (SEC File No. 333-135853) on July 19, 2006 and subsequently withdrawn. Because no securities were offered under the previous Form S-8, the total filing fee of $1,286.57 has been offset against the filing fee due upon the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information concerning the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan specified in Part I will be sent or given to employees as specified by Rule 428(b)(1), and can be obtained by calling our office at (918) 663-2800 or by writing us at RAM Energy Resources, Inc., 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma, 74135, Attention: John L. Cox. These documents are not filed as part of this registration statement in accordance with the Note to Part I of the Form S-8 Registration Statement.

The shares registered by this registration statement for issuance under the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan may be resold by the recipients of the shares pursuant to the Reoffer Prospectus that has been prepared in accordance with Instruction C to Form S-8 and included in Part I of this registration statement.

REOFFER PROSPECTUS

330,000 Shares

RAM Energy Resources, Inc. Common Stock

_________

The shares of common stock, $0.0001 par value per share, of RAM Energy Resources, Inc. covered by this Reoffer Prospectus (the "Shares") may be offered and sold to the public by our selling stockholders named in this Reoffer Prospectus (the "Selling Stockholders"). The Selling Stockholders have acquired the Shares pursuant to the RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

The Selling Stockholders may be deemed to be our affiliates and, as such, would be subject to limitations on their ability to sell the Shares outside of this Reoffer Prospectus pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). This Reoffer Prospectus has been prepared to allow for future sales by the Selling Stockholders to the public without limitation.

Our common stock is quoted on the NASDAQ Capital Market under the symbol "RAME." On September 13, 2006, the closing price of a share of our common stock on the NASDAQ Capital Market was $5.17 per share.

The Selling Stockholders may sell their Shares directly or indirectly in one or more transactions on the NASDAQ Capital Market or on any stock exchange or market on which the Shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

The Selling Stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers in the manner described under "Plan of Distribution."

We will not receive any proceeds from the sale of the Shares by the Selling Stockholders.
_________

Investing in the shares involve risks. “Risk Factors” begin on page 1.

_________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this Reoffer Prospectus is September 13, 2006.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	1
Forward Looking Statements	1
Use of Proceeds	1
Selling Stockholders	1
Legal Matters	2
Experts	2
Indemnification	2
Plan of Distribution	3

_________________________________

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this Reoffer Prospectus. We have not authorized anyone to provide you with different information. The Selling Stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this Reoffer Prospectus is accurate as of any date other than the date on the front cover of this Reoffer Prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the Commission, at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the Commission at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on its public reference rooms. The Commission also maintains a web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows us to incorporate by reference in this Reoffer Prospectus the information we file with the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Reoffer Prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents filed with the Commission pursuant to Section 13 and other Sections of the Securities Exchange Act of 1934, excluding any information furnished and not filed with our current reports incorporated herein by reference:

•	Annual Report on Form 10-KSB for the year ended December 31, 2005 filed March 7, 2006;
•	Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006 filed May 5, 2006;
•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 filed August 14, 2006;
•	Current Reports on Form 8-K filed January 17, 2006, February 21, 2006, May 8, 2006, May 12, 2006 and June 5, 2006;
•	Definitive proxy statement, filed April 18, 2006;
•

Description of our common stock contained in our registration statement on Form S-1 filed with the Commission on March 12, 2004, including the amendments thereto described in our proxy statement, filed April 18, 2006, and any amendments or reports filed for the purpose of updating such description;

•

All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering of securities.

Potential investors may obtain a copy of any of the agreements summarized herein (subject to certain restrictions because of the confidential nature of the subject matter) or any of our SEC filings without charge by written or oral request directed to RAM Energy Resources, Inc., Attention: Robert E. Phaneuf, Vice President – Corporate Development, 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, (918) 663-2800.

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information and financial statements that we incorporate by reference in this Reoffer Prospectus. Unless the context otherwise requires, all references in this Reoffer Prospectus to “RAM Energy Resources,” “our,” “us,” and “we” refer to RAM Energy Resources, Inc. (formerly known as Tremisis Energy Acquisition Corporation) and its subsidiaries, as a combined entity, except where it is clear that such term means only RAM Energy Resources, Inc.

A summary of the business and operations of RAM Energy Resources is included in our proxy statement filed with the Commission on April 18, 2006, which is incorporated herein by reference, and our Current Report on Form 8-K filed with the Commission on May 12, 2006, which is incorporated herein by reference. Our offices are located at 5100 East Skelly Drive, Suite 650, Tulsa, Oklahoma 74135, and our telephone number is (918) 663-2800.

RISK FACTORS

A discussion of the risk factors relating to an investment in us is included in our proxy statement filed with the Commission on April 18, 2006 and our Quarterly Report on Form 10-Q filed with the Commission on August 14, 2006, which are incorporated herein by reference. You should carefully consider the risk factors discussed in the proxy statement and our Quarterly Report, together with all of the other information included in this Reoffer Prospectus, before you decide to invest in us.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this Reoffer Prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain projections of future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in our proxy statement, which is incorporated herein by reference, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	outcomes of government reviews, inquiries, investigations and related litigation;
•	continued compliance with government regulations;
•	legislation or regulatory environments, requirements or changes adversely affecting the business in which we are engaged;

•	fluctuations in customer demand;
•	management of rapid growth;
•	general economic conditions;
•	our business strategy and plans;
•	the actual quantities of our reserves of oil and natural gas;
•	the future levels of production of oil and natural gas by us;
•	future prices of and demand for oil and natural gas;
•	the results of our future exploration, development and exploitation activities;
•	future operating and development costs of our oil and natural gas properties; and
•	the results of future financing efforts.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Shares that may be sold pursuant to this Reoffer Prospectus for the accounts of the respective Selling Stockholders. The Selling Stockholders will receive all such proceeds, net of brokerage commissions, if any. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

The following table sets forth the name of the Selling Stockholders, the number of shares of our common stock beneficially owned by the Selling Stockholders as of the date of this Reoffer Prospectus and following the offering and the percentage of our outstanding shares common stock beneficially owned by the Selling Stockholders as of the date of this Reoffer Prospectus and following the offering.

We are registering all of the shares covered by this Reoffer Prospectus on behalf of the Selling Stockholders. This Reoffer Prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock. We are registering the Shares to permit the Selling Stockholders to offer these shares for resale from time to time. Because the Selling Stockholders may sell all, some or no part of their respective Shares of our common stock covered by this Reoffer Prospectus, we cannot determine with certainty the number of shares of our common stock that will be held by the Selling Stockholders upon the termination of this offering. For more information, see "Plan of Distribution."

	Shares Beneficially Owned Before Offering		Shares Beneficially Owned After Offering

Selling Stockholders	Number	Percent of Class	Number(1)	Percent of Class
John M. Longmire, Senior Vice President and CFO	67,300	*%	0	0%
Larry G. Rampey, Senior Vice President	67,300	*%	0	0%
Drake N. Smiley, Senior Vice President	67,300	*%	0	0%
Gerald R. Marshall, Director	10,000	*%	0	0%
John M. Reardon, Director	10,000	*%	0	0%
Sean P. Lane, Director	10,000	*%	0	0%
Total	231,900	*%	0	0%

_______________

* Less than 1%

(1)	Assumes that all of the shares registered in this Reoffer Prospectus are sold by the Selling Stockholders.

LEGAL MATTERS

McAfee & Taft A Professional Corporation, Oklahoma City, Oklahoma, will issue an opinion to us about certain legal matters relating to the securities. C. David Stinson is a shareholder with the law firm of McAfee & Taft A Professional Corporation, which provided the opinion in connection with the securities being registered by this registration statement. Mr. Stinson owns 489,626 shares of our common stock.

EXPERTS

The consolidated financial statements of RAM Energy, Inc. at December 31, 2005 and 2004, and for each of the three years in the period ended December 31, 2005, incorporated by reference in this registration statement, have been audited by UHY Mann Frankfort Stein & Lipp CPAs, LLP, independent registered public accounting firm, as set forth in their report appearing in the proxy statement pursuant to Section 14(a) of the Securities Exchange Act of 1934 filed on April 18, 2006, and are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of RAM Energy Resources, Inc. (formerly known as Tremisis Energy Acquisition Corporation) at December 31, 2005 and 2004, the year ended December 31, 2005, the period from February 5, 2004 (inception) to December 31, 2004, and the period from February 5, 2004 (inception) to December 31, 2005 have been audited by BDO Seidman, LLP, independent registered public accounting firm, and are incorporated herein by reference.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law, under which we are incorporated, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth of our Amended and Restated Certificate of Incorporation, as well as Article VII of our Bylaws, provide indemnification of directors, officers and agents to the extent permitted by the Delaware General Corporation Law. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PLAN OF DISTRIBUTION

Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Stockholders in one or more transactions, on any stock exchange or market on which the common stock may be listed at the time of sale, on the NASDAQ Capital Market, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Stockholders may sell Shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

In connection with such sales, the Selling Stockholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

In order to comply with certain state securities laws, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless an exemption from regulation or qualification is available and is complied with by the Selling Stockholders. Sales of Shares must also be made by the Selling Stockholders in compliance with all other applicable state securities laws and regulations.

In addition to any Shares sold hereunder, Selling Stockholders may, at the same time, sell any shares of common stock owned by them, including the Shares, in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this Reoffer Prospectus. There can be no assurance that any of the Selling Stockholders will sell any or all of the Shares offered by them hereby.

We will pay all expenses of the registration of the shares. We have notified the Selling Stockholders of the need to deliver a copy of this Reoffer Prospectus in connection with any sale of the Shares.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

We incorporate by reference into this Registration Statement the following documents previously filed by the registrant with the Securities and Exchange Commission:

(a)	The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the Commission on March 7, 2006.
(b)	The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006, filed with the Commission on May 5, 2006.
(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on May 6, 2006, May 12, 2006 and June 5, 2006.
(d)

The description of common stock contained in the Company's Registration Statement on Form S-1, filed with the Commission on March 12, 2004, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

C. David Stinson is a shareholder with the law firm of McAfee & Taft A Professional Corporation, which provided the opinion in connection with the securities being registered by this registration statement. Mr. Stinson owns 489,626 shares of our common stock.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law, under which we are incorporated, grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Article Eighth of our Amended and Restated Certificate of Incorporation, as well as Article VII of our Bylaws, provide indemnification of directors, officers and agents to the extent permitted by the Delaware General Corporation Law. These provisions may be sufficiently broad to indemnify such persons for liabilities under the Securities Act of 1933.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1of the registrant’s Form 8-K filed with the Commission on May 12, 2006).
3.2	Bylaws (incorporated by reference to Exhibit 3.2 of the registrant’s Form 8-K filed with the Commission on May 12, 2006).
5*	Opinion of McAfee & Taft A Professional Corporation.
23.1*	Consent of BDO Seidman, LLP.
23.2*	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP.
23.3*	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5).
24*	Power of Attorney (included on signature page).
99	RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Annex C to registrant’s Proxy Statement filed April 18, 2006).

____________________________

* Filed herewith.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 13th day of September, 2006.

(Registrant)	RAM ENERGY RESOURCES, INC.

By: /s/ Larry E. Lee
Name: Larry E. Lee
Title: Chairman, President and Chief Executive Officer

By: /s/ John M. Longmire
Name: John M. Longmire
Title: Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of RAM Energy Resources, Inc. (hereinafter the “Company”), hereby severally constitute Larry E. Lee and John M. Longmire, and each of them, our true and lawful attorneys-in-fact with full power to them and each of them to sign for us, and in our names as officers or directors, or both, of the Company, this registration statement on Form S-8 (and any and all amendments thereto, including post-effective amendments) to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Larry E. Lee	Director	September 13, 2006

Larry E. Lee

/s/ Sean P. Lane	Director	September 13, 2006

Sean P. Lane

/s/ Gerald R. Marshall	Director	September 13, 2006

Gerald R. Marshall

/s/ John M. Reardon	Director	September 13, 2006

John M. Reardon

INDEX TO EXHIBITS

3.1	Amended and Restated Certificate of Incorporation	Incorporated herein by reference
3.2	Bylaws	Incorporated herein by reference
5	Opinion of McAfee & Taft a Professional Corporation	Filed herewith electronically
23.1	Consent of BDO Seidman, LLP	Filed herewith electronically
23.2	Consent of UHY Mann Frankfort Stein & Lipp CPAs, LLP	Filed herewith electronically
23.3	Consent of McAfee & Taft A Professional Corporation (included in Exhibit 5)	Filed herewith electronically
24	Power of Attorney (included on signature page	Filed herewith electronically
99	RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan	Incorporated herein by reference